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                                                                    EXHIBIT 16.1



                   [KPMG LLP - St. Louis, Missouri Letterhead]


April 6, 2000



Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal independent accountants for Reinsurance Group of America, Incorporated (RGA) and, under the date of January 25, 2000, we reported on the consolidated financial statements of RGA and subsidiaries as of and for the years ended December 31, 1999 and 1998. On March 30, 2000, we were notified that RGA engaged Deloitte & Touche LLP as its principal independent accountant for the year ending December 31, 2000 and that the auditor-client relationship with KPMG LLP will cease upon completion of the separate company audits of the financial statements of RGA's subsidiaries as of and for the year ended December 31, 1999 and the issuance of our reports thereon.

We have read RGA's statements included under Item 4 of its Form 8-K dated April 6, 2000 and we agree with such statements, except that we are not in a position to agree or disagree with RGA's stated reason for changing principal independent accountants nor with RGA's statement that the change was approved by RGA's Audit Committee.

Very truly yours,

/S/ KPMG

KPMG LLP